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April 29, 1997

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re: Enterprise Accumulation Trust
    Registration Statement No. 33-21534

Dear Sir or Madam:


     I am counsel to Enterprise Accumulation Trust, (the "Fund"), and in so acting, have reviewed Post-Effective Amendment No. 12 (the "Post-Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 33-21534. Representatives of the Fund have advised that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Fund has requested that I provide this letter.


     In my examination of the Post-Effective Amendment, I have assumed the conformity to the originals of all documents submitted to me as copies.

     Based upon the foregoing, I hereby advise you that:

          (1) the Fund is a trust duly incorporated and validly existing in good standings under the laws of the State of Massachusetts;

          (2) the Common Stock to be offered has been duly authorized and, when sold as contemplated in the Amendments, will be validly issued, fully paid and nonassessable; and

          (3) the prospectus included as part of the Post-Effective Amendment does not include disclosure which I believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

                                          Very truly yours,

                                          /s/ Catherine R. McClellan

                                          Catherine R. McClellan
                                          Senior Vice President and Chief
                                          Counsel